UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
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CEPHEID
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CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089
(408) 541-4191

March 25, 2008

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 24, 2008, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event. For that reason we ask that you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope, whether or not you expect to attend the meeting. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/  John L. Bishop

John L. Bishop
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2008.
THIS PROXY STATEMENT IS AVAILABLE AT
http://phx.corporate-ir.net/preview/phoenix.zhtml?c=122488&p=irol-sec
AND THE ANNUAL REPORT IS AVAILABLE AT
http://phx.corporate-ir.net/preview/phoenix.zhtml?c=122488&p=irol-reportsAnnual

CEPHEID
904 Caribbean Drive
Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders
To Be Held On April 24, 2008

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 24, 2008, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class III directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class III directors:

Robert J. Easton
Mitchell D. Mroz
Hollings C. Renton

2. To make certain amendments to Cepheid’s 2006 Equity Incentive Plan.

3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2008.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on February 29, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/  Joseph H. Smith
Joseph H. Smith
Secretary

Sunnyvale, California
March 25, 2008

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

Information Concerning Solicitation and Voting
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 AMENDMENTS TO 2006 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SUMMARY COMPENSATION TABLE
DIRECTOR COMPENSATION
ATTACHMENT A

CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders
To Be Held On April 24, 2008

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 24, 2008 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089. Cepheid’s telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2007 Annual Report, are being mailed on or about March 25, 2008.

Record Date

Shareholders of record at the close of business on February 29, 2008, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 56,565,121 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a quorum is present, the three nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, abstentions and broker non-votes will have no effect on the election of directors in Proposal 1. The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast affirmatively or negatively on such Proposal. Because broker non-votes are not shares entitled to vote, and because abstentions are not voted affirmatively or negatively, they will have no effect on the approval of Proposal 2. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cepheid’s Board of Directors is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the annual meeting, shareholders will elect the nominees for Class III directors.

Robert J. Easton, Mitchell D. Mroz, and Hollings C. Renton have each been nominated by the members of the Board to stand for election as Class III directors.

Directors/Nominees

The information below sets forth the current members of the Board, including the nominees for Class III directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

Name of Director	Age	Class	Position With Cepheid	Director Since

John L. Bishop	63	I	Chief Executive Officer and Director	2002
Thomas D. Brown(1)	59	I	Director	2006
Robert J. Easton(2)	63	III	Director	2002
Thomas L. Gutshall	70	II	Chairman of the Board	1996
Cristina H. Kepner(1)(3)	61	II	Director	1998
Dean O. Morton(2)(3)	75	I	Director	1997
Mitchell D. Mroz(1)(3)	63	III	Director	2004
David H. Persing, M.D., Ph.D.	52	II	Executive Vice President and Director	2004
Hollings C. Renton(2)	61	III	Director	2000

(1)	Current member of the Nominating and Governance Committee.

(2)	Current member of the Compensation Committee.

(3)	Current member of the Audit Committee.

John L. Bishop.  Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002. Mr. Bishop served as President and a director of Vysis, a genomic disease management company from 1993 to 2002 and as Chief Executive Officer from 1996 to March 2002. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation.

Thomas D. Brown.  Mr. Brown joined us as a director in February, 2006. Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the company’s Diagnostics Division (ADD). From 1977 until his retirement in 2002, he held numerous sales, marketing and general management positions within ADD. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993 he was elected Corporate Vice President Worldwide Diagnostic Commercial Operations. In 1992 he was named Divisional Vice President, Commercial Operations. In 1987 he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation.

Robert J. Easton.  Mr. Easton joined us as a director in 2002. Mr. Easton is founder and Chairman of Easton Strategy, LLC, a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device companies. Previously he was co-founder and Chairman of Easton Associates, LLC, and before that a Managing Director of IBM Healthcare Consulting. In addition to his consulting experience, Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in a variety of functional management roles. He currently serves as a director of CollaGenex Pharmaceuticals and Apex Bioventures, which he co-founded.

Thomas L. Gutshall.  Mr. Gutshall is a co-founder of Cepheid and has served as Chairman of the Board since August 1996. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of CV Therapeutics, Metrika, Inc. and Satoris Corporation and is a Board member of the Pacific Medical Research Foundation.

Cristina H. Kepner.  Ms. Kepner joined us as a director in May 1998. She was with Invemed from 1978 to 2000, where she has served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director until December 31, 2000. Ms. Kepner also served as a director of Invemed until December 2000. Ms. Kepner currently serves as a director of Monogram Biosciences, Inc. and is the Chairman of the Board of Quipp, Inc.

Dean O. Morton.  Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company where he started in 1960. Mr. Morton currently serves as a director of BEA Systems, Inc. and Pharsight Corporation. He serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits.

Mitchell D. Mroz.  Mr. Mroz joined us as a director in May 2004. Mr. Mroz currently serves as a member of the Board of the Northrop Grumman Federal Credit Union and is retired from Northrop Grumman Corporation. Since joining Northrup Grumman in 1978, he served in various capacities, including the positions of Vice President and Chief Financial Officer for Grumman Corporation and Vice President and General Manager of the Automation and Information Systems Division of Northrop Grumman, Corporate Vice President Internal Audit and Audit Manager. Before joining Northrop Grumman, he was an Auditor for the U.S. Air Force Audit Agency and the U.S. General Accounting Office. He also serves on the Board of Directors of Village Christian Schools in Sun Valley, CA, and is the Chairman of the Board of the Village Christian Schools Foundation.

David H. Persing.  Dr. Persing first joined us as a director in May 2004, and then became our Executive Vice President and Chief Medical and Technology Officer in August 2005. Dr. Persing was previously Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until their acquisition by GlaxoSmithkline from 1999 to July 2005. From 1990 to 1999 he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he researched programs on hepatitis viruses and tick-borne infections. In 1992 he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. He has authored over 240 peer-reviewed articles and served as Editor in Chief for three textbooks on Molecular Diagnostics, the most recent of which was published by ASM press in December 2004. Dr. Persing currently serves as a director of Monogram Biosciences, Inc.

Hollings C. Renton.  Mr. Renton joined us as a director in March 2000. Since June 2003, Mr. Renton has served as Chairman of the Board of Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, where he has also served as President and Chief Executive Officer since March 1993 and a director since April 1992. Mr. Renton plans to retire as President, Chief Executive Officer and Chairman and member of the Board of Directors of Onyx Pharmaceuticals, Inc. on March 31, 2008. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Rigel Pharmaceuticals, the Biotechnology Industry Organization (BIO), and Special Olympics of Northern California.

Required Vote

The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote will be elected as directors. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee determined by the proxy holder.

The Board recommends a vote FOR the election of the nominated directors.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of the NASDAQ Global Market and applicable Securities and Exchange Commission rules. During 2007, the Board met 5 times and acted one time by unanimous written consent. During 2007, no director attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which he or she was a director and, (ii) the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors.

Audit Committee.  Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are the current members of Cepheid’s Audit Committee. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2007, the Audit Committee met 4 times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions. The Audit Committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Compensation Committee.  Dean O. Morton, Robert J. Easton and Hollings C. Renton are the current members of Cepheid’s Compensation Committee. All members of the Compensation Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2007, the Compensation Committee met 5 times, including 2 telephone conference meetings, and acted two times by unanimous written consent. The Compensation Committee is responsible for reviewing the compensation and benefits for Cepheid’s executive officers and administering the company’s compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the Board on compensation matters generally. The Compensation Committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

The Compensation Committee delegates certain of its authority, including the authority to grant stock options to non-executive employees of Cepheid, to an equity incentive committee. John L. Bishop and David H. Persing are the current members of Cepheid’s equity incentive committee.

Nominating and Governance Committee.  Thomas D. Brown, Cristina H. Kepner, and Mitchell D. Mroz are the current members of Cepheid’s Nominating and Governance Committee. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with Cepheid’s charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees. The Nominating and Governance Committee met in November 2006 and February 2008 to recommend candidates to serve as directors and to review corporate governance guidelines, and did not meet during 2007. The Nominating and Governance Committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

In selecting nominees for the Board of Directors, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during 2007, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of our executive officers serving as a member of our Board or Compensation Committee.

Code of Ethics

We have adopted a code of ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

PROPOSAL NO. 2

AMENDMENTS TO 2006 EQUITY INCENTIVE PLAN

General

We are asking shareholders to amend the Cepheid 2006 Equity Incentive Plan (the “EIP”) for the following purposes:

•	To increase the number of shares of common stock reserved for issuance under the EIP by 1,800,000.

•	To increase the ratio from 1.6 to 1.75 by which any awards other than options or stock appreciation rights decrease the number of available shares.

•	To provide that stock appreciation rights may only be granted under the EIP with an exercise price that is at or above the fair market value of our common stock on the date of grant.

•	To clarify the requirement of shareholder approval for certain actions related to repricing of awards outstanding under the EIP.

The EIP is intended to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of Cepheid, by offering them an opportunity to participate in the company’s future performance. The following summary of certain major features of the EIP is subject to the specific provisions contained in the full text of the EIP, as proposed to be amended, set forth in Attachment A.

Approval of amendment of the EIP (the “Amendment”) is intended to ensure that Cepheid is able to continue offering stock-based incentive compensation to its eligible employees and non-employee directors. As of the record date, the total number of shares that remained available for issuance and were not subject to awards already outstanding was 1,342,576. Without stock options or other forms of equity incentives, Cepheid would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future successes of the company. These cash replacement alternatives would, among other things, potentially reduce the cash available for investment in growth and development of new and existing products.

Plan History

In February 2006, the Board of Directors adopted, and in April 2006, the shareholders approved, the EIP and reserved a total of 3,800,000 shares thereunder, plus all shares then reserved but unissued under the 1997 Stock Option Plan, which were added to the EIP. The 1997 Stock Option Plan was then terminated.

Background on Stock Compensation at Cepheid

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of Cepheid’s shareholders. Equity ownership programs put employees’ interests directly into alignment with those of other shareholders, as they reward employees upon improved stock price performance. Without a sufficiently sizable equity incentive program, Cepheid would be at a disadvantage against competitor companies in the marketplace to provide the total compensation package necessary to attract, retain and motivate employee talent critical to the future success of the company.

A broad-based equity incentive plan focuses employees at every level of the company on achieving strong corporate performance, and we have embedded in the company’s culture the necessity for employees to think and act as shareholders. Historically, Cepheid has granted stock options to the substantial majority of its newly hired employees and to its non-employee directors. This is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. Cepheid has also granted shares of restricted stock, subject to time- and performance-based vesting, to certain employees on a targeted basis to incentivize retention and performance objectives.

Purpose of EIP

The EIP allows Cepheid, under the direction of the Compensation Committee of the Board of Directors or those persons to whom administration of the EIP, or part of the EIP, has been delegated or permitted by law, to make grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance shares and stock bonus awards to employees, directors, consultants, independent contractors and advisors. The purpose of these stock awards is to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our shareholders by continuing to link a portion of their compensation with Cepheid’s performance.

Key Terms

The following is a summary of the key provisions of the EIP.

Plan Term:	February 16, 2006 to February 16, 2016

Eligible Participants:	All of our employees, directors, consultants, and independent contractors are eligible to receive awards under the EIP, provided they render bona fide services to Cepheid. The Compensation Committee determines which individuals will participate in the EIP. As of the record date, there were approximately 427 employees and seven non-employee directors who are eligible to participate in the EIP.

Shares Authorized:	As of the record date, there are 1,342,576 shares authorized but not yet issued under the EIP, subject to adjustment only to reflect stock splits and similar events. If Proposal No. 2 is approved, an additional 1,800,000 shares will be authorized under the EIP, for a total of 3,142,576 shares. Shares subject to awards that are cancelled, forfeited or that expire by their terms are returned to the pool of shares available for grant and issuance under the EIP. As of the record date, there were a total of 2,980,973 shares granted and outstanding under the EIP. Because the EIP originally provided for an aggregate of 3,800,000 shares authorized, if Proposal No. 2 is approved, the amended EIP will authorize an aggregate of 5,600,000 shares.

Award Types:	(1) Non-qualified and incentive stock options

(2) Restricted stock awards

(3) Stock bonus awards

(4) Stock appreciation rights

(5) Restricted stock units

(6) Performance shares

Full-Value Share Multiple for Determining the Number of Shares Available for Grant:	For purposes of determining the number of shares available for grant under the EIP against the maximum number of shares authorized, any full-value award (i.e., anything other than a stock option or a stock appreciation right) currently reduces the number of shares available for issuance under the EIP by 1.6 shares. If Proposal No. 2 is approved, this ratio will be increased to 1.75 shares, which will have the effect of more rapidly reducing the number of shares available for issuance under the EIP for each share that is granted in the form of a full-value award.

Share Limit on Awards:	No more than 1,500,000 shares may be granted to any individual under the plan during any calendar year, other than new employees, who are eligible to receive up to 2,000,000 shares in the calendar year during which they begin employment. These limits are intended to ensure that awards will qualify under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if applicable. Failure to qualify under this section might result in Cepheid’s inability to take a tax deduction for part of its performance-based compensation to senior executives.

Vesting:	Vesting schedules are determined by the Compensation Committee when each award is granted. Options generally vest over four years.

Award Terms:	Stock options have a term no longer than seven years, except in the case of incentive stock options granted to holders of more than 10% of Cepheid’s voting power, which have a term no longer than five years. Stock appreciation rights have a term no longer than seven years.

Automatic Grants to Non-Employee Directors:	When a non-employee director joins the Board of Directors, he or she receives an initial grant of an option to purchase 25,000 shares of common stock on that date, which vests annually over a three-year period. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then in office for more than six months receives an option to purchase an additional 12,500 shares, which vests on the one-year anniversary of the grant date.

Repricing Prohibited:	Repricing, or reducing the exercise price of outstanding Options or SARs has always been prohibited without shareholder approval under the current EIP. If Proposal No. 2 is approved, the amended EIP will clarify that such prohibited repricing includes canceling, substituting, or exchanging outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, unless approved by shareholders.

New Plan Benefits

The following table shows, in the aggregate, the number of shares subject to stock options that will be granted automatically in fiscal 2008 to our seven non-employee directors, pursuant to the EIP option grant formula for non-employee directors. These grants will be made regardless of whether the Amendment is approved by the shareholders.

Number of
		Shares Subject to	Number of
Name and Position	Dollar Value ($)	Options	Restricted Shares

Non-Employee	Fair Market Value
Director Group	on date of grant	87,500	—

Future awards under the EIP to executive officers, employees or other eligible participants, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula described above, are discretionary and cannot be determined at this time. We therefore have not included any such awards in the table above.

Terms applicable to Stock Options and Stock Appreciation Rights

The exercise price of grants made under the EIP of stock options or, if Proposal No. 2 is approved, stock appreciation rights, may not be less than the fair market value (the closing price of Cepheid common stock on the date of grant, and if that is not a trading day, the closing price of Cepheid common stock on the trading day immediately prior to the date of grant) of our common stock. On the record date, the closing price of our common stock was $27.68 per share. The term of these awards may not be longer than seven years. The Compensation Committee determines at the time of grant the other terms and conditions applicable to such award, including vesting and exercisability.

Terms applicable to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Shares and Stock Bonus Awards

The Compensation Committee determines the terms and conditions applicable to the granting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock unit awards, performance shares and stock bonus awards contingent upon continued employment with Cepheid, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include among other criteria, one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a preestablished target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Company-specific operational metrics

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total shareholder return and/or total shareholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the EIP is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board of Directors.

Notwithstanding satisfaction of any completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, number of shares subject to stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Except as otherwise provided in the EIP, awards granted under the EIP may not be sold, pledged, assigned, hypothecated, transferred or disposed of except by will or the laws of descent and distribution. No award may be made subject to execution, attachment or other similar process.

Administration

The Compensation Committee administers the EIP. The Compensation Committee selects the persons who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the EIP, establish the terms, conditions and other provisions of the grants. The Compensation Committee may construe and interpret the EIP and prescribe, amend and rescind any rules and regulations relating to the EIP. The Compensation Committee may delegate to a committee of two or more directors the ability to grant awards to plan participants, so long as such participants are not officers, members of our Board of Directors or any other person who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, and to take certain other actions with respect to participants who are not executive officers.

Amendments

The Board of Directors may terminate or amend the EIP at any time, provided that no action may be taken by the Board of Directors (except those described in “Adjustments”) without shareholder approval to:

(1) Permit the repricing of outstanding stock options or stock appreciation rights under the EIP; or

(2) Otherwise implement any amendment to the EIP required to be approved by shareholders under the rules of The NASDAQ Global Market.

Adjustments

In the event of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change of Cepheid’s capital structure without consideration, the Board of Directors may approve, in its discretion, an adjustment of the number and kind of shares available for grant under the EIP, and subject to the various limitations set forth in the EIP, the number of shares subject to outstanding awards under the EIP, and the exercise price of outstanding stock options and of other awards.

In the event of a merger or asset sale any or all outstanding awards may be assumed or an equivalent award substituted by a successor corporation. In the event the successor corporation refuses to assume or substitute the awards outstanding under the EIP, the outstanding awards shall vest and become exercisable as to 100% of the shares subject thereto and shall expire 15 days following the date each holder of an outstanding award received notification from Cepheid of the exercisability of such award.

Except for automatic grants to non-employee directors, in the event of a proposed dissolution or liquidation of Cepheid, outstanding awards shall terminate immediately prior to the consummation of such dissolution or liquidation.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the EIP. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the plan.

Non-Qualified Stock Options

A participant will realize no taxable income at the time a non-qualified stock option is granted under the plan, but generally at the time such non-qualified stock option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the stock option exercise price. Upon a disposition of such shares, the difference between the amount received and the fair market value on the date of exercise will generally be treated as a long-term or short-term capital gain or loss, depending on the holding period of the shares. Cepheid will generally be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income in connection with the exercise of the non-qualified stock option.

Incentive Stock Options

A participant will realize no taxable income, and Cepheid will not be entitled to any related deduction, at the time any incentive stock option is granted. If certain employment and holding period conditions are satisfied, then no taxable income will result upon the exercise of such option and Cepheid will not be entitled to any deduction in connection with the exercise of such stock option. Upon disposition of the shares after expiration of the statutory holding periods, any gain realized by a participant will be taxed as long-term capital gain and any loss sustained will be long-term capital loss, and Cepheid will not be entitled to a deduction in respect to such disposition. While no ordinary taxable income is recognized at exercise (unless there is a “disqualifying disposition,” see below), the excess of the fair market value of the shares over the stock option exercise price is a preference item that is recognized for alternative minimum tax purposes.

Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods (i.e., a “disqualifying disposition”), such participant will be considered to have realized as compensation taxed as ordinary income in the year of such disposition an amount, not exceeding the gain realized on such disposition, equal to the difference between the stock option price and the fair market value of such shares on the date of exercise of such stock option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If a participant makes a “disqualifying disposition,” generally in the fiscal year of such “disqualifying disposition” Cepheid will be allowed a deduction for federal income tax purposes in an amount equal to the compensation realized by such participant.

Stock Appreciation Rights

A grant of a stock appreciation right (which can be settled in cash or Cepheid common stock) has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the value received is generally taxable to the recipient as ordinary income, and Cepheid generally will be entitled to a corresponding tax deduction.

Restricted Stock

A participant receiving restricted stock may be taxed in one of two ways: the participant (i) pays tax when the restrictions lapse (i.e., they become vested) or (ii) makes a special election to pay tax in the year the grant is made. At either time the value of the award for tax purposes is the excess of the fair market value of the shares at that time over the amount (if any) paid for the shares. This value is taxed as ordinary income and is subject to income tax withholding. Cepheid receives a tax deduction at the same time and for the same amount taxable to the participant. If a participant elects to be taxed at grant, then, when the restrictions lapse, there will be no further tax consequences attributable to the awarded stock until the recipient disposes of the stock.

Restricted Stock Units

In general, no taxable income is realized upon the grant of a restricted stock unit award. The participant will generally include in ordinary income the fair market value of the award of stock at the time shares of stock are delivered to the participant or at the time the restricted stock unit vests. Cepheid generally will be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Performance Shares

The participant will not realize income when a performance share is granted, but will realize ordinary income when shares are transferred to him or her. The amount of such income will be equal to the fair market value of such transferred shares on the date of transfer. Cepheid will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the participant is considered to have realized ordinary income as a result of the transfer of shares.

Section 162(m) Limit

The plan is intended to enable Cepheid to provide certain forms of performance-based compensation to executive officers that will meet the requirements for tax deductibility under Section 162(m) of the Code. Section 162(m) provides that, subject to certain exceptions, Cepheid may not deduct compensation paid to any one of certain executive officers in excess of $1 million in any one year. Section 162(m) excludes certain performance-based compensation from the $1 million limitation.

ERISA Information

The plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Required Vote

The affirmative vote of the majority of shares entitled to vote, present in person or by proxy, and cast affirmatively or negatively is required to approve the Amendment.

The Board recommends a vote FOR approval of the amendments to the 2006 Equity Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of February 29, 2008 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007 and each of our “Named Executive Officers”, as such term is defined under the rules of the Securities Exchange Commission; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 56,565,121 shares of common stock outstanding as of February 29, 2008. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of February 29, 2008, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the stock options reflected in the number of shares beneficially owned are immediately exercisable upon grant, subject to our right to repurchase the option shares at the exercise price upon termination of the optionee’s employment. With respect to an option, the term unvested means options that are currently exercisable and would be subject to our right of repurchase if exercised. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

	Number of Shares	Percentage of Shares
Directors and Named Executive Officers	Beneficially Owned	Beneficially Owned

John L. Bishop(1)	671,053	1.17%
Thomas D. Brown(2)	29,167	*
Robert J. Easton(3)	129,910	*
Thomas L. Gutshall(4)	1,223,741	2.15
Cristina H. Kepner(5)	180,372	*
Robert J. Koska(6)	175,683	*
Dean O. Morton(7)	215,500	*
Mitchell D. Mroz(8)	39,000	*
David H. Persing, M.D.(9)	236,666	*
Hollings C. Renton(10)	45,500	*
Humberto Reyes(11)	197,515	*
John R. Sluis(12)	376,000	*
All Executive Officers and Directors as a group of 15 persons(13)	3,914,275	6.61
Five Percent Shareholders
Alliance Financial(14)	3,661,045	6.47%
OppenheimerFunds(15)	5,686,952	10.05

*	Less than one percent.

(1)	Includes options to purchase 661,053 shares exercisable within 60 days of February 29, 2008.

(2)	Consists of options to purchase 29,167 shares exercisable within 60 days of February 29, 2008.

(3)	Includes options to purchase 62,500 shares exercisable within 60 days of February 29, 2008.

(4)	Includes 933,741 shares held by The Gutshall Family Trust dated March 7, 1990 and options to purchase 290,000 shares exercisable within 60 days of February 29, 2008.

(5)	Includes options to purchase 105,500 shares exercisable within 60 days of February 29, 2008.

(6)	Includes options to purchase 160,683 shares exercisable within 60 days of February 29, 2008.

(7)	Includes 80,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner. Mr. Morton also has options to purchase 57,500 shares exercisable within 60 days of February 29, 2008.

(8)	Includes options to purchase 35,000 shares exercisable within 60 days of February 29, 2008.

(9)	Consists of options to purchase 236,666 shares exercisable within 60 days of February 29, 2008.

(10)	Includes options to purchase 40,500 shares exercisable within 60 days of February 29, 2008.

(11)	Includes options to purchase 187,515 shares exercisable within 60 days of February 29, 2008.

(12)	Includes options to purchase 366,000 shares exercisable within 60 days of February 29, 2008. Mr. Sluis retired as our Chief Financial Officer as of December 31, 2007.

(13)	Includes options to purchase 2,611,261 shares exercisable within 60 days of February 29, 2008.

(14)	Based on a Schedule 13G/A filed February 14, 2008. According to the schedule of these shares, 3,489,146 are held by AllianceBernstein L.P. on behalf of client discretionary accounts, and 171,899 are held by AXA Equitable Life Insurance Company. Both of these entities are direct or indirect subsidiaries of AXA Financial, Inc. and the Mutuelles AXA. Alliance Capital Management’s address is 26, rue Drouot, 75009 Paris, France.

(15)	Based on a Schedule 13G/A filed February 4, 2008. According to the schedule of these shares, 786,952 shares are held by OppenheimerFunds, Inc. as an investment advisor and 4,900,000 shares are held by its affiliate Oppenheimer Global Opportunities Fund as an investment company. OppenheimerFunds’ address is Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008.

Compensation Discussion and Analysis

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining, and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect. The “pay for performance” philosophy that is at the core of our compensation strategy is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value.

Our executive officers’ compensation currently has three primary components: base compensation or salary, annual cash incentives, and awards of stock options and restricted stock. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance and equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee of our Board of Directors considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we review self-evaluations completed by each executive officer, evaluations performed by our Chief Executive Officer of his direct reports, and elements of our company’s performance, both overall and by relevant functional unit. We also analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. Our Compensation Committee works with management and an outside compensation consultant, Radford Surveys + Consulting, an Aon Consulting company, or “Radford,” to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and pay philosophy.

The senior executives listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion & Analysis section, are referred to as our “named executive officers.” For fiscal 2007, our named executive officers were:

•	John L. Bishop, our Chief Executive Officer

•	Robert J. Koska, our Senior Vice President, Worldwide Commercial Operations

•	David H. Persing, our Executive Vice President, Chief Medical and Technology Officer

•	Humberto Reyes, our Executive Vice President, Operations

•	John R. Sluis, our former Senior Vice President, Finance and Chief Financial Officer (retired as of December 31, 2007)

On February 6, 2008, we entered into an employment agreement with Andrew D. Miller, who is expected to join us as our new Senior Vice President, Chief Financial Officer on or about April 14, 2008. Our compensation arrangements with Mr. Miller are described below.

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chairman of the Board of Directors and our Chief Executive Officer, except during discussions regarding his compensation and Radford’s role.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, (the “Code”), such awards may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our next three most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by our Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee held multiple meetings with management and Radford to review our compensation philosophy, the use of stock options and restricted stock as forms of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executives. On December 18, 2006, the Compensation Committee reviewed and approved the draft executive incentive bonus plan that had been compiled by management with input from Radford, executive salaries for 2007, and, in a portion of the meeting during which he was not present, the cash compensation package for our Chief Executive Officer. At a meeting on February 12, 2007, the Compensation Committee reviewed and approved individual management bonus objectives under the executive incentive bonus plan. On April 25, 2007, the Compensation Committee reviewed and approved stock option grants and grants of restricted stock to certain of our executive officers. On January 23, 2008, the Compensation Committee met and determined the individual bonus amounts to be awarded under our executive incentive bonus plan for 2007.

Evaluation Criteria

In determining the amount and mix of compensation elements, the members of our Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input, except in the case of his own compensation, from our Chief Executive Officer. In setting final compensation levels for our executive officers for 2007, the Compensation Committee considered many factors, including, but not limited to:

•	The scope and strategic impact of the executive officer’s responsibilities;

•	Our past and current business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance and experience of each individual;

•	Past salary levels of each individual and of our executives as a group;

•	Relative levels of pay among the officers;

•	The amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	For equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such officer;

•	Self-evaluations completed by each executive officer;

•	For each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	The competitiveness of the compensation package relative to the selected benchmarks as highlighted by the analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for the named executive officers.

Role of the Independent Compensation Consultant

Radford worked with our Vice President of Human Resources to gather information required to perform their independent analysis of our compensation programs, then presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our named executive officers. The Compensation Committee provided Radford with preliminary instructions regarding our compensation philosophy and the parameters of the competitive review of executive compensation packages to be conducted. In particular, Radford was instructed to review whether the compensation packages of our executive officers were competitive with the market and reasonable relative to our peers of similar size and complexity. Radford was further instructed to benchmark all components of compensation, including base salary, total targeted cash compensation (base salary plus targeted cash incentive compensation) and equity-based long-term incentive awards, including relative use of stock options and restricted stock awards. Finally, the Compensation Committee instructed Radford to review our company-wide compensation guidelines and compare them to market norms and to ensure that our programs are within industry standards.

Once Radford completed its preliminary analysis, it presented its report to the Compensation Committee, which reviewed the analysis and provided Radford with feedback and further direction for follow-up analyses. Beginning in October 2006 and continuing through 2007, Radford representatives attended four meetings of the Compensation Committee in which significant compensation issues were discussed, both with and without members of management present, and worked with members of our human resources department with respect to Radford’s assessment of the compensation packages for our executive officers.

Benchmarking

When working with Radford to determine our peer companies, our Compensation Committee focused on identifying companies with whom we believe we compete for executives and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. We also reviewed the broader local market of biotechnology and instrument companies in the San Francisco Bay/Silicon Valley Area, as we find that these companies also actively seek to hire similarly qualified personnel as we do. The

Compensation Committee considered such additional elements as the size and complexity of the business as measured by market capitalization, revenue, operating results and research and development investments. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee approved the peer group and reviewed the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2007, the Compensation Committee selected the following companies to comprise our peer group:

Affymetrix	Medarex
ArQule	Molecular Devices
Celera Group	Myriad Genetics
Cerus	Nanogen
Cholestech	Quidel
Cytyc	Solexa
Gene Logic	Stratagene
Gen-Probe	Ventana Medical Systems
Illumina

For our 2008 peer group list, Cholestech, Digene, Molecular Devices, Solexa and Stratagene have been removed because they have been acquired by other companies. Data from Radford’s Global Life Sciences and Benchmark databases for the Northern California Region was also provided to our Compensation Committee so that the Committee members could review trends in the local hiring market that might influence compensation plan design and decisions.

Our Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive officer, all existing elements of his compensation (including base pay, cash bonus awards and long-term compensation in the form of equity awards). The Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that the aggregate base salary, cash incentive and equity compensation for each named executive officer is at approximately the 60th percentile of compensation paid to executives at peer group companies. Our cash incentive compensation levels have typically been below those of our peers because of our philosophy of managing our cash burn rate by placing more emphasis on long-term equity incentives relative to cash incentives. This philosophy has been a part of our strategy to improve our overall operating performance and add value for our shareholders. Our aggregate compensation level objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as a guideline in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are above or below these guidelines based on the criteria outlined above.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

We utilize salary as the base amount necessary to retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in our environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

Cash Incentives

We use cash incentives to reward performance achievements with a time horizon of one year or less. Our Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive targets for our executive officers are established by our Compensation Committee as a pre-determined percentage of base salary, based on performance against specified criteria that are intended to provide a competitive level of compensation when the executive officers achieve their performance objectives as approved by our Compensation Committee. The actual incentive award is determined according to each executive officer’s level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

2007 Key Employee Incentive Plan

In December 2006, the Compensation Committee approved an executive incentive bonus program for 2007. Under the bonus program for 2007, if we achieved at least 80% of a corporate objective related to operating earnings/loss, we would fund a bonus pool, with 80% of an individual participant’s award based on the level of achievement of this corporate financial performance objective and 20% of an individual participant’s award based on the achievement of individual management bonus objectives, with the exception of our Chief Executive Officer, whose incentive bonus was entirely based upon the level of achievement of the overall corporate financial performance objective. The Committee designed the program in this manner to both incentivize overall corporate financial performance as a team effort and reward individual performance against pre-established individual goals, customized for each officer, that are aligned with our overall business strategy. The Committee set target bonus levels at 40% of base salary for our Chief Executive Officer, 35% of base salary for our employees at the Executive Vice President level, and 25% of base salary for our employees at the Senior Vice President level, based upon the philosophy that a greater level of executive responsibility results in greater control over our overall operating performance, and should therefore result in this overall operating performance having a greater impact on an executive’s level of aggregate cash compensation. The Committee selected operating loss as the most appropriate corporate performance metric because this number reflects revenues, margins, expenses, and other factors into a complete and easily-measured goal reflective of our company’s overall financial performance while disregarding non-cash charges related to equity incentives and one-time strategic transactions. If we had achieved less than 80% of this target objective, no amounts would have been paid under the bonus program to any officer. If we had achieved 120% of the target objective or more, the bonus program would have been funded at the maximum 125% level. Each of our U.S.-based executive officers, including our named executive officers, participated in the program. For 2007, the Compensation Committee determined that the bonus pool should be funded at the 100% level because we achieved an aggregate $12.4 million in operating loss, without giving effect to stock option expenses under FAS 123R and acquisition-related amortization expenses. In approving 100% funding of the bonus pool at such amount, the Compensation Committee took cognizance of increased sales and marketing expenditures during the year, as approved by our Board of Directors. 2007 bonuses awarded to each of our named executive officers are described in detail below.

2008 Key Employee Incentive Plan

At meetings held in October 2007, January 2008 and February 2008, the Compensation Committee extensively discussed this incentive bonus program and determined to continue the program for the 2008 fiscal year with some modifications. Under the incentive bonus program for 2008, if we achieve at least 80% of a corporate objective related to operating earnings/loss, we will fund a bonus pool at 50% of the bonus target amount. The pool will be funded at increasing levels, according to level of achievement of the corporate operating objective, up to a maximum of 125% of the target amount. If we achieve less than 80% of the corporate objective, no participant will receive a bonus under the plan. If we achieve 120% or more of the corporate operating objective, the pool will be funded at the maximum 125% level. If the pool is funded, each of our named executive officers will then receive a bonus amount based 70% upon achievement of our operating earnings/loss objective, 10% based upon achievement of a certain gross margin objective, 10% on the release of certain diagnostic tests and 10% upon the initial shipment of a new diagnostic instrument system. The Compensation Committee structured the plan in this way because it continues to believe that operating earnings/loss is the best single measure of overall financial performance as it encompasses revenues, margins and expenses, but the Committee also wanted to focus the entire management team on improving factors that contribute to the margins we realize on the sales of our products and on achieving these key product development objectives. For 2008, the Committee set target bonus levels at 50% of base salary for our Chief Executive Officer, 35% of base salary for our employees at the Executive Vice President level and for our Senior Vice President, Chief Financial Officer, and 30% of base salary for our employees at the Senior Vice President level.

Because the Compensation Committee believes that our annual cash incentive compensation should motivate our executives to achieve company performance that benefits our shareholders, it generally sets performance goals at a level that would require a high level of execution and achievement by our executives. These performance goals are designed to require improvement upon past levels of performance, and as such we consider them significantly challenging to achieve. However, because of the uncertainties associated with being a growing company, the Compensation Committee could not, and did not undertake to, make a specific determination as to the probability of meeting or exceeding these goals at the time they were set, but did elect to compensate executives at an increasing rate for above-target performance.

Equity-Based Long-Term Incentives

We grant equity incentives in the form of stock options and shares of restricted stock to certain of our executive officers to aid in their retention, to motivate them to assist us with the achievement of certain corporate financial milestones and to align their interests with those of the shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant. Typically, our stock options vest at a rate of 25% of the shares subject to the option on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares subject to the option each month thereafter, and become exercisable as they vest.

Authority to make equity grants to executive officers has historically rested with our Compensation Committee. For stock option grants other than to executive officers, the Compensation Committee has delegated authority to make grants to a sub-committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines set by the Compensation Committee based on salary grade and job level, are granted with an exercise price equal to the fair market value on the date of grant and are granted on the later of the employee’s start date or the date of the meeting or action by this sub-committee.

Stock options typically are granted to executive officers when the executive first joins us or in connection with a significant change in responsibilities. In addition, our Compensation Committee considers performance-based annual grants for executive officers, with grants made at the Compensation Committee’s April quarterly meeting, taking into account such executive’s performance, comparable equity grants to executives in the market, and such executive’s then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based on a market assessment performed by Radford.

We utilize grants of restricted stock selectively and occasionally, on a targeted basis, to incentivize specific employees. Some of these grants are structured such that they do not vest unless and until certain performance milestones are achieved. Our restricted stock grant to Mr. Koska was the only grant of restricted stock to a named executive officer in 2007. Our Compensation Committee approved Mr. Koska’s grant because, due to when he joined the company, the exercise price of his stock options was significantly higher, and the resulting value of his equity holdings was correspondingly lower, than our other executives at a similar level of responsibility. Accordingly, the full-value restricted stock grant was intended to incentivize his individual performance and further align his interests with those of our shareholders. The number of shares that we grant to each recipient is within the discretion of the Compensation Committee and is based on such factors as the nature and level of incentive or commitment desired by the Compensation Committee, recommendations from management, equity grants to comparable executives in the market, and data for peer companies provided by Radford.

The date on which an equity award is granted is the date specified in the resolutions of the Board of Directors, or applicable committee or sub-committee of our Board, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board or committee. For stock options, the exercise price is the closing sale price of the company’s common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our annual equity grants to our current executives at our spring Compensation Committee meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of their employment start date, and grants made in connection with promotions of current employees are made as of the date that the promotion is approved. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews our equity burn rates. The Compensation Committee endeavors to ensure that our burn rate approximates the average rate within our peer group as well as the average rates within broader industry groups, and that the annual and the three-year average gross burn rates are within the recommended range of outside shareholder advisory groups such as RiskMetrics Group. We experienced a gross equity burn rate of 4.2% during 2007. The Compensation Committee has determined to target a gross equity burn rate of 3-4% during 2008, a level consistent with the burn rate of other companies in our industry, and to continue using primarily stock options as equity incentives for new hires, with selected restricted stock grants used as special incentives. The gross burn rate is determined by taking the sum of all options plus restricted shares granted during the course of the year and dividing that amount by the shares outstanding at the end of the year. We also monitor our equity burn rate using the methodology of RiskMetrics Group, which weights the issuance of restricted stock and other full value share awards.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and upon a change-in-control of the company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2007, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

In the case of each change-in-control agreement, with the exception of certain severance provisions contained in our agreements with Mr. Bishop, Mr. Sluis and Mr. Miller, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. The terms of our severance arrangements with Mr. Bishop, Mr. Sluis and Mr. Miller were set through the course of arms-length negotiations with each individual. When setting the terms of these arrangements, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change-in-control arrangements, with the exception of our separation agreement with Mr. Sluis, are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. Because Mr. Sluis is no longer employed by us and serves under a consulting agreement, he will receive benefits if a change of control occurs during a portion of his consulting period regardless of whether a potential acquirer chooses to retain his services. In addition, our Chief

Executive Officer and Chief Financial Officer are eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change in control.

We believe the structure of our “double trigger” change-in-control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change-in-control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change-in-control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirers, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes a balance between these two options because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. We do not provide pension arrangements or similar benefits to our executives or employees other than our 401(k) plan. Certain of our named executive officers receive reimbursement for housing or transportation costs, as described further below.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2007 is set forth below.

The overall compensation packages provided to our named executive officers are within industry norms and consistent with our compensation philosophy. Our compensation program reinforces our commitment to pay for both short- and long-term performance, which is consistent with our shareholders’ need for performance in both the short and long term.

Chief Executive Officer Compensation

As Chief Executive Officer, Mr. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our revenue and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives, and represents the company to the investment community. Our Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Mr. Bishop’s total compensation for fiscal 2007 was $1,549,658, which includes $834,278 of stock option expense under FAS 123R. In the view of our Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from our independent compensation consultant.

Base Salary.  Fiscal year 2007 was a year of continued progress and accomplishments across a number of areas important to strengthening the foundation for our future growth and long-term success. Under Mr. Bishop’s leadership, our strategic market position and revenue and operating performance improved in fiscal 2007 as compared to fiscal 2006. In increasing Mr. Bishop’s base salary from $400,000 in 2006 to $450,000 in 2007, our Compensation Committee considered Mr. Bishop’s individual performance and that of the company, in conjunction with Radford compensation metrics with respect to chief executive officers at our peer companies.

Cash Incentive.  For fiscal 2007, Mr. Bishop was awarded cash incentive compensation of $225,000 pursuant to our executive incentive bonus plan, representing 50% of his annual base salary for 2007. In accordance with the terms of the bonus plan, $180,000 of his bonus, or 40% of Mr. Bishop’s annual base salary, was based entirely upon Cepheid’s achievement of its operating performance objective described above. Mr. Bishop does not have additional individual performance objectives because the Compensation Committee believes that because of his level of responsibility for our entire business and resulting financial performance, this corporate operational metric accurately reflects his performance. The Compensation Committee awarded an additional $45,000 bonus to Mr. Bishop in consideration of Cepheid’s exceptional performance in 2007, particularly in terms of product development, strategic market positioning, and revenue growth. Pursuant to the bonus plan, Mr. Bishop’s target bonus for 2008 is set at 50% of his base salary and will be based upon the criteria described under the section above entitled “2008 Key Employee Incentive Plan.”

Equity-Based Long-Term Incentive.  During 2007, we granted options to purchase 150,000 shares of our common stock to Mr. Bishop. The Compensation Committee approved this grant in April 2007 upon a review of competitive equity incentive data for chief executive officers of comparable companies, the value of Mr. Bishop’s existing vested options as compared to unvested options, and other factors described above. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years.

Other Compensation.  As part of his employment agreement, Mr. Bishop also receives reimbursement for a one-bedroom corporate apartment near our headquarters and for commuting expenses from his permanent home to the San Francisco Bay Area. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Chief Financial Officer Compensation

John R. Sluis

Our Senior Vice President, Finance and Chief Financial Officer during 2007, John R. Sluis, received aggregate cash and equity compensation in 2007 of $1,791,728, which includes $324,000 in consulting fees pursuant to his separation and consulting agreement and $1,055,929 in stock option expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary.  As Senior Vice President, Finance and Chief Financial Officer until his retirement in December 2007, Mr. Sluis was responsible for budgeting and planning, financial accounting, financial and treasury operations, and tax management. Mr. Sluis was also responsible for our financial plans, policies and the establishment of overall financial strategy, and he worked closely with our Chief Executive Officer to drive our overall growth and stockholder returns. In 2007, Mr. Sluis received a base salary of $324,000, an increase from $295,176 in 2006. The increase of Mr. Sluis’ annual salary was based primarily on the scope and criticality of his responsibilities, and was set at a level so that his base salary remained competitive with similarly situated chief financial officers in the market.

Cash Incentive.  For 2007, Mr. Sluis was awarded incentive cash compensation of $64,800, or 20% of his 2007 annual base salary, in accordance with our executive incentive bonus plan and based on Cepheid’s achievement of its operating performance objective described above. He had been eligible for a bonus of up to 25% of his annual base salary.

Equity-Based Long-Term Incentive.  In April 2007, we granted options to purchase 40,000 shares of our common stock to Mr. Sluis. In approving this grant, the Compensation Committee reviewed competitive equity incentive data for chief financial officers of comparable companies, the value of Mr. Sluis’ existing vested options as compared to unvested options, and other factors described above. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option is structured to vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. Pursuant to the terms of his separation agreement described below, Mr. Sluis’ outstanding stock options will continue to vest during the twelve-month consulting period following the end of his employment with us.

Consulting Compensation for 2008.  In connection with Mr. Sluis’ retirement in 2007, we entered into a separation and consulting agreement with Mr. Sluis described below. This agreement provides, in part, that Mr. Sluis will provide us with consulting services on a part-time basis through December 31, 2008, in exchange for continuation of his current salary and continued vesting of his equity incentives. In approving this arrangement, the Compensation Committee discussed factors that included the value of Mr. Sluis’ general release of claims and covenant not to sue in favor of our company and promise not to solicit our employees for a certain period of time, each contained in the agreement, as well as the need to secure Mr. Sluis’ assistance to our finance department personnel after his retirement, his institutional knowledge of our business, operations, finances and accounting methodologies and the need to transition such knowledge to our successor chief financial officer.

Andrew D. Miller

Base Salary.  Pursuant to the terms of his February 2008 offer letter, Mr. Miller, in succeeding Mr. Sluis as Senior Vice President, Chief Financial Officer, will receive an annual base salary of $375,000. The Compensation Committee approved this salary by considering the level of Mr. Miller’s proposed responsibilities at Cepheid, the extremely competitive hiring market for senior finance executives, compensation for chief financial officers at similarly-sized businesses, and Mr. Miller’s skills and experience level.

Cash Incentive.  For 2008, pursuant to the terms of his offer letter, Mr. Miller will be guaranteed a bonus of 35% of his annual base salary, prorated for his period of service in 2008, which the Compensation Committee decided to approve based on the competitive hiring market discussed above. In future years, he will be eligible for a bonus of up to 35% of his annual base salary.

Equity-Based Long-Term Incentive.  Upon his employment start date, pursuant to the terms of his offer letter, Mr. Miller will be granted an option to purchase 200,000 shares of our common stock. This grant will be made pursuant to our 2006 Equity Incentive Plan, will have an exercise price equal to 100% of the fair market value of our common stock on Mr. Miller’s employment start date, and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. In approving this award, the Compensation Committee considered our desire to closely align Mr. Miller’s interests with those of our shareholders and to incentivize his performance, as well as the size of equity grants to chief financial officers at comparable companies within our peer group.

Executive Vice President, Chief Medical and Technology Officer Compensation

Our Executive Vice President, Chief Medical and Technology Officer, David H. Persing, received aggregate cash and equity compensation in 2007 of $970,997, which includes $442,524 in stock option expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary.  As Executive Vice President and our Chief Medical and Technology Officer, Dr. Persing oversees our research and development programs, including our diagnostic target selection and validation, our advanced reagent development team in Bothell, Washington, our research and development operations in Bromma, Sweden, our microRNA research operations in Toulouse, France, and our scientific advisory board. These operations are essential to our development of new products and to expanding the applications of our existing products. In 2007, Dr. Persing received salary of $365,000. The increase of Dr. Persing’s annual salary from $350,000 in 2006 was based, among other things, on the scope of his responsibilities, the strategic impact of his role, his performance, and the goal of ensuring that his base salary remained competitive with similarly situated officers among our peer group.

Cash Incentive.  For 2007, Dr. Persing was awarded incentive cash compensation of $126,473, or 34.6% of his annual base salary for 2007, in accordance with our executive incentive bonus plan. He had been eligible for a target bonus of up to 35% of his base salary, 80% of which was based on achievement of a corporate operating performance objective described above and 20% of which represents the individual component, which individual component was based 20% on completion of development of a specific diagnostic test with studies to support two specimen types, 30% on demonstration of feasibility for a different diagnostic test and successful transition to the next phase of a third-party research and development contract, 20% on demonstration of feasibility for certain other diagnostics products, 15% on completion of a manufacturing project at our Bothell, Washington facility, and 15% on competition of certain oncology discovery programs at our Toulouse, France facility. For 2008, our Compensation Committee has set Dr. Persing’s target bonus at 35% of his annual base salary, which, if it becomes payable, will be calculated according to the criteria described above in the section entitled “2008 Key Employee Incentive Plan.”

Equity-Based Long-Term Incentive.  In April 2007, Dr. Persing was granted an option to purchase 60,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved the grant of this option on the basis of his performance, the value of his vested options as compared to unvested options, and the necessity of incentivizing Dr. Persing’s performance and closely aligning his interests with our shareholders.

Other Compensation.  In 2007, Dr. Persing received an aggregate housing allowance of $36,000 to assist in defraying the cost of living in the San Francisco Bay Area. The members of our Compensation Committee agreed to pay this amount to Dr. Persing because they believed it was necessary to retain his services and incentivize his residing close to our headquarters and major research and development facility.

Senior Vice President, Worldwide Commercial Operations Compensation

Our Senior Vice President, Worldwide Commercial Operations, Robert J. Koska, received aggregate cash and equity compensation in 2007 of $954,264, which includes $530,272 in stock option expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary.  As Senior Vice President, Worldwide Commercial Operations, Mr. Koska is responsible for leading our global sales and marketing organization, including managing our marketing programs, our direct sales force and our relationships with distribution partners around the world. In 2007, Mr. Koska received base salary of $260,000. The increase of Mr. Koska’s annual salary from $225,000 in 2006 was based on, among other things, his performance, the scope of his responsibilities and an increase in our revenues from 2006 to 2007.

Cash Incentive.  Mr. Koska was awarded incentive cash compensation of $78,000 for 2007, or 30% of his annual base salary for 2007, partially in accordance with our executive incentive bonus plan and partially as a special performance-based bonus. In accordance with the terms of the bonus plan, $52,000 of Mr. Koska’s bonus was based upon Cepheid’s achievement of its operating performance objective described above and $13,000 of his bonus was based upon his achievement of his individual performance objectives, which were weighted 30% on achieving worldwide sales targets for certain specified products, 20% on achieving sales targets in certain geographic areas, 30% on achieving sales targets in certain industries, 10% on successful management of Cepheid’s U.S. sales force, and 10% on recruitment and training of an expanded marketing team. The Compensation Committee awarded an additional $13,000 bonus in consideration of Cepheid’s exceptional sales performance in 2007 under Mr. Koska’s leadership. For 2008, our Compensation Committee has set Mr. Koska’s target bonus at 30% of his annual base salary, which, if it becomes payable, will be calculated according to the criteria described above in the section entitled “2008 Key Employee Incentive Plan.”

Equity-Based Long-Term Incentive.  In April 2007, Mr. Koska was granted an option to purchase 26,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. During 2007, we also granted Mr. Koska 15,000 shares of restricted stock that will vest in equal annual installments on the anniversary date over four years. Our Compensation Committee approved Mr. Koska’s grant because, when he joined the company, the exercise price of his stock options was significantly higher, and the resulting value of his equity holdings was correspondingly lower, than that of our other executives at a similar level of responsibility. Accordingly, the restricted stock granted at full value was intended to incentivize his individual performance and further align his interests with those of our shareholders. The Compensation Committee approved these equity grants based upon Mr. Koska’s performance, the criticality of his role, the value of his existing vested as compared to unvested equity, and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group.

Other Compensation.  In 2007, Mr. Koska received reimbursement of $55,345 for local housing and for commuting expenses from his permanent home to the San Francisco Bay Area. The members of our Compensation Committee agreed to pay these amounts to Mr. Koska because they believed it was necessary to attract and retain his services even though he is not able to relocate to the San Francisco Bay Area on a permanent basis.

Executive Vice President, Operations Compensation

Our Executive Vice President, Operations, Humberto Reyes, received aggregate cash and equity compensation in 2007 of $918,758, which includes $492,249 in stock option expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary.  As Executive Vice President, Operations, Mr. Reyes is responsible for overseeing our worldwide operations, including engineering, manufacturing, systems integration, supply chain management and information technology. In 2007, Mr. Reyes received salary of $300,000. The increase of Mr. Reyes’ annual salary from $262,442 in 2006 was based on his performance and a review of compensation of comparably-situated senior operations executives at our peers.

Cash Incentive.  Mr. Reyes was awarded incentive cash compensation of $105,000, or 35% of his annual base salary for 2007, in accordance with our executive incentive bonus plan. $84,000 of this amount was based on achievement of a corporate operating performance objective described above and $21,000 of which represented the individual component, which individual component was based 30% on achievement of a gross margins target, 30% on the timely commercial release of certain new products; 15% on the release of a new diagnostic instrument configuration, 15% on the release of a product with next-generation diagnostic functionality, and 10% on the development and implementation of a new business systems strategy. For 2008, our Compensation Committee has set Mr. Reyes’ target bonus at 35% of his annual base salary, which, if it becomes payable, will be calculated according to the criteria described above in the section entitled “2008 Key Employee Incentive Plan.”

Equity-Based Long-Term Incentive.  In April 2007, Mr. Reyes was granted an option to purchase 50,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved this option grant based upon Mr. Reyes’ performance, the criticality of his role, the value of his vested options as compared to unvested options, and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group.

Material Terms of Employment Agreements

John L. Bishop Employment Agreement.  In January 2007 we entered into a new employment agreement with Mr. Bishop. The employment agreement provides for an initial annual base salary of $450,000, to be reviewed annually, and a target bonus of 40% of his base salary, with a maximum of $225,000, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. Mr. Bishop is reimbursed for his housing in the San Francisco Bay Area and for commuting expenses for travel between his permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares, and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares, and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information: or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement.

John R. Sluis Separation and Consulting Agreement.  We entered in a separation and consulting agreement with Mr. Sluis in December 2007. Under the terms of the agreement, for twelve months following December 31, 2007, Mr. Sluis will provide consulting services to Cepheid on a part-time basis and will continue to receive his current salary, payable on our normal pay dates for consultants, representing an aggregate of $324,000 in cash payments. The agreement also provides that during the twelve-month consulting period, Mr. Sluis’ options to purchase shares of our common stock will continue to vest according to the schedules set forth in each such option. At the conclusion of the consulting period, provided Mr. Sluis has completed his duties to the satisfaction of our Chief Executive Officer, an additional 24,000 then-unvested shares that are subject to such options will become vested and exercisable. The separation agreement further provides that during the consulting period, we will pay Mr. Sluis’ insurance premiums on his existing health insurance under COBRA, if he elects to continue such coverage. If we undergo a change of control transaction on or before September 30, 2008, the agreement provides that Mr. Sluis will receive full acceleration of all of his unvested stock options and a lump sum cash payment equal to the amount he would have received if he had continued his services as a consultant through March 31, 2009. Mr. Sluis’ termination agreement supersedes the terms of his May 2002 employment agreement with us.

Andrew D. Miller Employment Offer Letter.  We entered into an employment offer letter with Mr. Miller, our Senior Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller will receive an annual base salary of $375,000 and is guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he is employed by us. In the following years, he will be eligible to receive a cash bonus of up to 35% of his base salary. In addition, the offer letter provided Mr. Miller with an option to purchase 200,000 shares of Cepheid’s common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

David H. Persing Employment Offer Letter.  We entered into an employment offer letter with Dr. Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which has since been increased by our Compensation Committee as described above, and was granted an option to purchase 350,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Pursuant to the offer letter, he would be eligible to receive an annual bonus equal to up to 35% of his base annual salary, which term has been superseded by our executive incentive bonus plan. Dr. Persing received a bonus of $50,000 for signing the employment contract. We also entered into a change of control and severance agreement with Dr. Persing that is described below.

Robert J. Koska Employment Offer Letter.  We entered into an employment offer letter with Mr. Koska, our Senior Vice President of Worldwide Commercial Operations, in February 2005. Under the offer letter, Mr. Koska received an annual salary of $225,000, which has since been increased by our Compensation Committee as described above, and was granted an option to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. Pursuant to the offer letter, Mr. Koska would also be entitled to receive an annual bonus of up to 25% of his base salary, which term has been superseded by our executive incentive bonus plan. Mr. Koska also receives a housing and transportation allowance. We also entered into a change of control and severance agreement with Mr. Koska that is described below.

Humberto Reyes Employment Offer Letter.  We entered into an employment offer letter with Humberto Reyes, our Executive Vice President of Operations, in November 2004. Under the offer letter, Mr. Reyes received an annual salary of $250,000, which has since been increased by our Compensation Committee as described above, and was granted an option to purchase 135,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. We also entered into a change of control and severance agreement with Mr. Reyes that is described below.

Change of Control Retention and Severance Agreements for Andrew Miller, David Persing, Robert Koska and Humberto Reyes.  We entered into a change of control retention and severance agreement with Mr. Miller effective April 2008, Dr. Persing in July 2005, Mr. Koska in February 2005 and Mr. Reyes in November 2004. We amended the change of control retention and severance agreement with Mr. Reyes in October 2006 to reflect his promotion to the level of Executive Vice President. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Messrs. Koska and Miller will receive a lump sum payment equal to 15 months’ base salary, and Dr. Persing and Mr. Reyes will receive a lump sum payment equal to 18 months’ base salary. Each of Dr. Persing and Messrs. Miller, Koska and Reyes would also receive a payment equal to 100% of the targeted incentive bonus amount for the year in which he was terminated. All outstanding shares and stock options held by such person prior to the change of control event will become fully vested and exercisable.

Cause is defined in the change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to the company or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	committing an act of fraud against, or the misappropriation of property belonging to, the company or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of the company;

•	breach of any confidentiality, proprietary information or other agreement with the company or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s employment agreement;

•	a forced relocation of such executive’s primary workplace; or

•	the failure of any successor of Cepheid to assume such executive’s employment agreement.

Summary of Executive Compensation

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2006 and 2007.

SUMMARY COMPENSATION TABLE

								Non-Equity
								Incentive
					Stock	Option		Plan		All Other
		Salary	Bonus		Awards	Awards		Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(1)		($)		($)		($)

John L. Bishop,	2006	400,000	—		—	727,769		41,600	(3)	43,693	(4)	1,213,062
Chief Executive Officer and Director(2)	2007	450,000	—		—	834,278		225,000	(5)	40,380	(6)	1,549,658
John R. Sluis,	2006	295,176	—		—	288,648		—		13,411	(4)	597,235
Senior VP, Finance, and Chief Financial Officer	2007	324,000	—		—	1,055,929	(7)	64,800	(5)	346,999	(8)	1,791,728
David H. Persing,	2006	350,000	122,500	(9)	—	383,033		—		36,000	(10)	891,533
Executive Vice President, Chief Medical and Technology Officer and Director(2)	2007	365,000	—		—	442,524		126,473	(5)	37,000	(11)	970,997
Robert J. Koska,	2006	225,000	—		—	471,744		42,457	(3)	49,353	(4)	788,554
Senior Vice President, Worldwide Commercial Operations	2007	260,000	13,000		30,647	530,272		65,000	(5)	55,345	(4)	954,264
Humberto Reyes,	2006	262,442	—		3,428	350,149		—		—		616,019
Executive Vice President, Operations	2007	300,000	—		20,509	492,249		105,000	(5)	1,000	(12)	918,758

(1)	The amounts in this column represent the stock-based compensation expense of these awards, without reflecting forfeitures, over the requisite service period, as described in FAS 123R. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 9, “Stockholders’ Equity — Stock-Based Compensation”, of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

(2)	Mr. Bishop and Dr. Persing are members of our Board of Directors and do not receive any compensation for their services as directors.

(3)	Represents amount payable for 2006 incentive compensation objectives established by the Compensation Committee of the Board of Directors on March 21, 2006 that was paid in 2007.

(4)	Consists of reimbursement of commuting and Bay Area housing expenses.

(5)	Represents amount payable for 2007 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2006 that was paid in 2008.

(6)	Consists of reimbursement of commuting and Bay Area housing expenses of $39,380 and contribution by Cepheid to the individual’s 401(k) plan.

(7)	Option award amount in 2007 includes $818,522 related to the modification of Mr. Sluis’ outstanding stock options pursuant to Mr. Sluis’ December 2007 separation and consulting agreement with Cepheid, which was recorded in accordance with FAS 123R.

(8)	Includes payout of accrued vacation upon separation and contribution by Cepheid to the individual’s 401(k) plan. The amount for other compensation includes $324,000 accrued in 2007 and to be paid in 2008 for consulting services to be performed in 2008 pursuant to the separation and consulting agreement.

(9)	Pursuant to the 2006 incentive compensation objectives established by the Compensation Committee of the Board of Directors on March 21, 2006, Dr. Persing was eligible to receive a cash incentive bonus of $122,500, or 35% of his annual base salary for 2006. Pursuant to Dr. Persing’s offer letter with Cepheid dated July 21, 2005, payment to Dr. Persing of the full incentive bonus was guaranteed for 2006 and is reported as a bonus in the above table.

(10)	Consists of a housing allowance.

(11)	Consists of a housing allowance of $36,000 and contribution by Cepheid to the individual’s 401(k) plan.

(12)	Consists of a contribution by Cepheid to the individual’s 401(k) plan.

2007 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2007.

				All Other Option
				Awards: Number		Base Price of		Grant Date Fair
		All Other Stock		of Securities		Option	Closing Price of	Value of Stock
		Awards: Number of		Underlying		Awards	Stock on Grant	and Option
Name	Grant Date	Shares of Stock		Options		($/Share)	Date	Awards ($)(1)

John L. Bishop	4/25/2007	—		150,000	(2)	$11.94	$11.94	$869,175
John R. Sluis	4/25/2007	—		40,000	(2)	11.94	11.94	231,780
David H. Persing	4/25/2007	—		60,000	(2)	11.94	11.94	347,670
Robert J. Koska	4/25/2007	—		26,000	(2)	11.94	11.94	150,657
	4/25/2007	15,000	(3)	—		—	11.94	179,100
Humberto Reyes	4/25/2007	—		50,000	(2)	11.94	11.94	289,725

(1)	The amounts in this column represent the full grant date fair value computed in accordance with FAS 123R of all awards to the named executive officer in 2007.

(2)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.

(3)	Number of shares of restricted stock awarded under Cepheid’s 2006 Equity Incentive Plan.

2007 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2007.

Option Awards	Stock Awards
Equity
Equity	Incentive Plan
Incentive Plan	Awards:
Awards:	Market or
Number of	Payout Value
Number of	Number of	Market	Unearned	of Unearned
Securities	Securities	Number of	Value of	Shares, Units	Shares, Units
Underlying	Underlying	Shares or	Shares or	or Other	or Other
Unexercised	Unexercised	Option	Units of	Units of	Rights That	Rights That
Options	Options	Exercise	Option	Stock That	Stock That	Have Not	Have Not
(#)	(#)	Price	Expiration	Have Not	Have Not	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	Vested	Vested	(#)	($)

John L. Bishop	110,800	—	(1)	$3.61	4/12/2012	—	—	—	—
639,200	—	(1)	3.61	4/12/2012	—	—	—	—
183,333	16,667	(2)	7.35	4/29/2014	—	—	—	—
12,500	37,500	(3)	9.08	4/27/2012	—	—	—	—
83,333	116,667	(4)	9.18	4/27/2013	—	—	—	—
—	150,000	(5)	11.94	4/25/2014	—	—	—	—
John R. Sluis	171,804	—	(1)(13)	4.29	3/31/2009	—	—	—	—
93,196	—	(1)(13)	4.29	3/31/2009	—	—	—	—
45,833	4,167	(13)	7.35	3/31/2009	—	—	—	—
11,250	11,250	(13)	9.08	3/31/2009	—	—	—	—
21,666	13,000	(13)	9.11	3/31/2009	—	—	—	—
—	16,666	(13)	11.94	3/31/2009	—	—	—	—
David H. Persing	5,000	—	(1)	7.35	4/29/2014	—	—	—	—
12,500	37,500	(3)	7.38	8/29/2015	—	—	—	—
175,000	125,000	(7)	7.38	8/29/2012	—	—	—	—
—	60,000	(5)	11.94	4/25/2014	—	—	—	—
Robert J. Koska	11,250	33,750	(3)	9.08	4/27/2012	—	—	—	—
25,000	35,000	(6)	9.11	4/26/2016	—	—	—	—
141,666	58,334	(8)	10.74	2/21/2005	—	—	—	—
—	26,000	(5)	11.94	4/25/2014	—	—	—	—
—	—	—	—	—	—	15,000	(9)	—
Humberto Reyes	11,250	33,750	(3)	9.08	4/27/2012	—	—	—	—
33,333	46,667	(6)	9.11	4/26/2016	—	—	—	—
11,666	28,334	(10)	8.21	11/30/2014	—	—	—	—
104,062	30,938	(11)	9.21	11/30/2014	—	—	—	—
—	50,000	(5)	11.94	4/25/2014	—	—	—	—
—	—	—	—	—	—	10,000	(12)	—

(1)	Fully vested option.

(2)	Option vests as to 1/4th of the shares of common stock underlying it on April 29, 2005 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2008.

(3)	Option vests monthly as to 1/48th of the shares of common stock underlying it beginning on January 1, 2007 and continuing until fully vested on January 1, 2011.

(4)	Option vests as to 1/4th of the shares of common stock underlying it on April 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 27, 2011.

(5)	Option vests as to 1/4th of the shares of common stock underlying it on April 25, 2008 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 25, 2011.

(6)	Option vests as to 1/4th of the shares of common stock underlying it on April 26, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 26, 2011.

(7)	Option vests as to 1/4th of the shares of common stock underlying it on August 29, 2006 and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 29, 2009.

(8)	Option vests as to 1/4th of the shares of common stock underlying it on February 21, 2006 and as to 1/48th of the underlying shares monthly thereafter until fully vested on February 21, 2009.

(9)	Restricted award vests annually as to 1/4th of the shares of common stock underlying it on each annual anniversary date beginning April 25, 2008.

(10)	Option vests as to 1/4th of the shares of common stock underlying it on October 31, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on October 31, 2010.

(11)	Option vests as to 1/4th of the shares of common stock underlying it on November 30, 2005 and as to 1/48th of the underlying shares monthly thereafter until fully vested on November 30, 2008.

(12)	Restricted award vests annually as to 1/4th of the shares of common stock underlying it on each annual anniversary date beginning October 31, 2007.

(13)	Pursuant to the separation and consulting agreement, such options will continue to vest according to the schedules set forth in each option through the end of the consulting period of December 31, 2008. Unexercisable shares include those that will vest through December 31, 2008 and do not include 24,000 shares subject to additional vesting in accordance to the separation and consulting agreement.

2007 Option Exercises and Stock Awards

The table below summarizes the stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Humberto Reyes	—	—	25,000	$64,700

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2007. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

	Voluntary	Not Within 1 Year of a Change		Within 1 Year of a Change of
	Termination	of Control		Control
	or	Termination		Termination
	Termination	Other Than for	Constructive	Other Than for	Constructive
Executive Benefits and Payments Upon Termination:	for Cause	Cause	Termination	Cause	Termination	Death	Disability

John L. Bishop:
Base salary	$—	$450,000	$450,000	$900,000	$900,000	$—	$—
Bonus	—	225,000	225,000	225,000	225,000	—	—
Medical continuation	—	(2)	(2)	(3)	(3)	—	—
Value of accelerated stock options(1)	—	2,564,561	2,564,561	5,129,158	5,129,158	—	—
John R. Sluis(4):
Consulting fees	—	—	—	405,000	405,000	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	1,761,562	1,761,562	—	—
David H. Persing:
Base salary	—	—	—	547,500	547,500	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	3,947,225	3,947,225	—	—
Robert J. Koska:
Base salary	—	—	—	325,000	325,000	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	2,471,685	2,471,685	—	—
Humberto Reyes:
Base salary	—	—	—	450,000	450,000	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	3,152,326	3,152,326	—	—

(1)	Calculated based on the closing price of Cepheid’s common stock of $26.35 on December 31, 2007, the last business day of our most recently completed fiscal year times the number of shares subject to the option, less the aggregate exercise price of the option.

(2)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.

(3)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.

(4)	Mr. Sluis’ separation and consulting agreement with us provides that if we undergo a change of control transaction on or before September 30, 2008, Mr. Sluis will receive full acceleration of all of his unvested stock options and a lump sum cash payment equal to the amount he would have received if he had continued his services as a consultant through March 31, 2009.

DIRECTOR COMPENSATION

2007 Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

	Fees Earned or	Option Awards		Total
Name(1)	Paid in Cash ($)	($)(2)		($)

Thomas D. Brown	$21,000	$110,006	(3)	$131,006
Robert J. Easton	26,500	76,699	(4)	103,199
Thomas L. Gutshall	37,500	110,860	(5)	148,360
Cristina H. Kepner	31,500	76,699	(4)	108,199
Dean O. Morton	30,500	76,699	(4)	107,199
Mitchell D. Mroz	29,000	86,597	(6)	115,597
Hollings C. Renton	24,000	76,699	(4)	100,699

(1)	John L. Bishop, the Company’s Chief Executive Officer and Director, and David H. Persing, the Company’s Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Mr. Persing as employees of the Company is shown in the Summary Compensation Table on page 18.

(2)	The amounts in this column represent the compensation cost of these awards, without reflecting forfeitures, over the requisite service period, as described in FAS 123R. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 9, “Stockholders’ Equity — Stock-Based Compensation”, of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. As of December 31, 2007, each director held outstanding options to purchase the following number of shares: Thomas D. Brown: 37,500; Robert J. Easton: 62,500; Thomas L. Gutshall: 290,000; Cristina H. Kepner: 105,500; Dean O. Morton: 57,500; Mitchell D. Mroz: 47,500; and Hollings C. Renton 40,500.

(3)	The full grant date fair value computed in accordance with FAS 123R of awards is $258,219.

(4)	The full grant date fair value computed in accordance with FAS 123R of awards is $161,449.

(5)	The full grant date fair value computed in accordance with FAS 123R of awards is $263,932.

(6)	The full grant date fair value computed in accordance with FAS 123R of awards is $252,524.

Cepheid uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Cepheid considers the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by Cepheid of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Board Members

During 2007, we paid our non-employee directors an annual retainer of $15,000. At a meeting on February 19, 2008, our Board approved increases in cash compensation paid to our directors. We now pay our non-employee directors an annual retainer of $20,000. Our non-employee Chairman of the Board received an additional $15,000 retainer in 2007, which retainer has been increased to $20,000 for 2008. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee received an additional $5,000, $4,000 and $2,500 in compensation, respectively, for 2007, with these annual amounts increasing to $10,000, $7,000 and $5,000, respectively, for 2008. During 2007, our non-employee directors each received $1,500 per Board meeting attended in person, $1,000 per committee meeting attended in person, and $500 per board or committee meeting attended by telephone or other remote means of communication. In 2008, our non-employee directors will each receive $2,000 per Board meeting attended in person, $1,000 per board meeting attended by telephone or other remote means of communication, $1,000 for in-person attendance at each committee meeting, and $500 for each committee meeting attended by telephone or by other remote means. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings. Directors who are employees of Cepheid receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic stock option grants under our 2006 Equity Incentive Plan according to a non-discretionary formula. When a non-employee director joins the Board of Directors, he or she will receive an initial grant of an option to purchase 25,000 shares of common stock on that date. Initial non-employee director grants will vest over three years at the rate of 8,333 shares on each one-year anniversary of the grant date, so long as the director remains continuously in office. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive an option to purchase an additional 12,500 shares. Each annual grant will vest as to all 12,500 shares on the one-year anniversary of the grant date, so long as the director remains continuously in office. Non-employee directors will also be eligible to receive other types of awards under our 2006 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full. The 2006 Equity Incentive Plan superceded our 1997 Stock Option Plan.

On April 26, 2007, each non-employee director received an automatic stock option grant of 12,500 shares under our 2006 Equity Incentive Plan pursuant to the non-discretionary formula described above for continuing non-employee directors.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cepheid has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair
Robert J. Easton
Hollings C. Renton

Certain Relationships and Related Transactions

Other than the compensation arrangements that are described above in “Material Terms of Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control,” since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Related Person Transaction Policy

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to the Company’s directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation Committee, and makes recommendations thereon to our Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

Audit Committee Report

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of the amended charter adopted by the Board of Directors in September 2002, the purpose of the audit committee is to:

•	monitor the integrity of Cepheid’s financial statements;

•	monitor the periodic reviews of Cepheid’s accounting and financial reporting process and systems of internal control that are conducted by Cepheid’s independent registered public accounting firm and Cepheid’s financial and senior management;

•	review and evaluate the independence and performance of Cepheid’s independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm and appoint, oversee and compensate Cepheid’s independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the audit committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. The audit committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in Cepheid’s Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements with Cepheid’s management;

•	discussed with Ernst & Young LLP, Cepheid’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the registered public accounting firm their independence from Cepheid, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

•	based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Cepheid’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

In addition, the audit committee selected Ernst & Young LLP as Cepheid’s independent registered public accounting firm for our fiscal year ending December 31, 2008.

AUDIT COMMITTEE

Cristina H. Kepner
Dean O. Morton
Mitchell D. Mroz

Principal Accountant Fees and Services

During the fiscal years ended December 31, 2006 and 2007, the aggregate fees billed by Cepheid’s independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

Audit Fees.  Consists of fees billed for professional services rendered for the audit of Cepheid’s annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

	2007	2006

Audit Fees	$1,023,000	$763,500
Audit-Related Fees	122,000	30,850
Tax Fees	85,500	64,000
All Other Fees(1)	—	1,500

Total	$1,230,500	$859,850

(1)	Fees related to online services.

Shareholder Proposals

The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2009 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission and our bylaws is December 28, 2008. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and proxy must do so in accordance with our bylaws. Any submissions not received in the manner described above will not be considered.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Cepheid’s directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file.

On November 28, 2007, Robert J. Easton reported one transaction subject to Section 16(a) on Form 4. Because this transaction had occurred on November 21, 2007, this Form 4 was filed later than the deadline required by the Securities and Exchange Commission. Except in the case of the foregoing, and based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year.

Shareholder Communications

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of directors will forward these communications directly to the director(s). The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

Director Attendance at the Annual Meeting

Cepheid’s policy is to encourage members of its Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2007, all of the directors then in office attended Cepheid’s annual meeting of shareholders.

Other Business

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

ATTACHMENT A

CEPHEID

2006 Equity Incentive Plan

(adopted April 27, 2006)

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent and Subsidiaries, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available.  Subject to Sections 2.2 and 21.2, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of April 24, 2008, is 5,600,000 Shares plus (i) any authorized shares not issued or subject to outstanding grants under the Company’s 1997 Stock Option Plan (the “1997 Plan”) on the date the 1997 Plan is terminated; (ii) shares that are subject to issuance upon exercise of an option granted under the 1997 Plan but cease to be subject to such option for any reason other than exercise of such option; and (iii) shares that were issued under the 1997 Plan which are repurchased by the Company at the original issue price or forfeited. Subject to Sections 2.2 and 21.2 hereof, Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; or (iii) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued. Any Award, other than an Option or a SAR, shall reduce the number of Shares available for issuance by 1.75 Shares for each Share subject to such Award (for an Option or a SAR this ratio shall remain 1:1). SARs to be settled in shares of the Company’s Common Stock shall be counted in full against the number of Shares available for award under the Plan, regardless of the number of Shares issued upon settlement of the SAR. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Options granted under this Plan.

2.2 Adjustment of Shares.  In the event that the number or type of outstanding shares of the Company’s Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number and class of Shares reserved for issuance under this Plan, (b) the Exercise Prices of outstanding Options and SARs, (c) the number of Shares subject to outstanding Options and SARs and (d) the maximum number of Shares that may be granted pursuant to Section 3 may, upon approval of the Board in its discretion, be proportionately adjusted in compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued.

3. ELIGIBILITY.  ISOs (as defined in Section 5 below) may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary of the Company. All other Awards may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any Parent or Subsidiary of the Company; provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. No person will be eligible to receive more than one million five hundred thousand (1,500,000) Shares in any calendar year under this Plan pursuant to the grant of Awards hereunder, other than new employees of the Company or of a Parent or Subsidiary of the Company (including new employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company), who are eligible to receive up to a maximum of two million (2,000,000) Shares in the calendar year in which they commence their employment. A person may be granted more than one Award under this Plan.

4. ADMINISTRATION.

4.1 Committee Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, and subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan. Except for automatic grants to Outside Directors pursuant to Section 6 hereof, the Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms of Awards;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(g) grant waivers of Plan or Award conditions;

(h) determine the vesting, exercisability and payment of Awards;

(i) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(j) determine whether an award has been earned; and

(k) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Discretion.  Except for automatic grants to Outside Directors pursuant to Section 6 hereof, any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or the Award, at any later time, and such determination will be final and binding on the Company and on all persons having an interest in any Award under this Plan. The Committee may delegate to two or more directors of the Company the authority to grant an Award under this Plan to Participants who are not Insiders of the Company. Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of taxation under Section 409A of the Code.

5. OPTIONS.  The Committee may grant Options to eligible persons and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Form of Option Grant.  Each Option granted under this Plan will be evidenced by an Option Agreement which will expressly identify the Option as an ISO or an NQSO (“Stock Option Agreement”), and will be in such form and contain such provisions (which need not be the same for each Participant) as the Committee may from time to time approve, and which will comply with and be subject to the terms and conditions of this Plan.

5.2 Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, unless otherwise specified by the Committee. The Stock Option Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period.  Options may be exercisable within the times or upon the events determined by the Committee as set forth in the Stock Option Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of seven (7) years from the date the Option is granted; and provided further that no ISO granted to a person who directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than 100% of the Fair Market Value of the Shares on the date of grant; (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant; and (iii) the Exercise Price of an NQSO will not be less than 100% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 12.

5.5 Method of Exercise.  Options may be exercised only by delivery to the Company of a written stock option exercise agreement (the “Exercise Agreement”) in a form approved by the Committee (which need not be the same for each Participant), stating the number of Shares being purchased, the restrictions imposed on the Shares purchased under such Exercise Agreement, if any, and such representations and agreements regarding the Participant’s investment intent and access to information and other matters, if any, as may be required by or desirable to the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased.

5.6 Termination.  Notwithstanding the exercise periods set forth in the Stock Option Agreement, the exercise of an Option will always be subject to the following:

(a) If the Participant is Terminated for any reason except the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period not less than thirty (30) days or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than six (6) months after the Termination Date, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death or Disability, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death or Disability, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee.

5.7 Limitations on Exercise.  The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs.  The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under this Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary of the Company) will not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then the Options for the first $100,000 worth of Shares to become exercisable in such calendar year will be ISOs and the Options for the amount in excess of $100,000 that become exercisable in such calendar year will be NQSOs. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize, with prior shareholder approval, the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the minimum Exercise Price that would be permitted under Section 5.4 for Options granted on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. AUTOMATIC GRANTS TO OUTSIDE DIRECTORS.

6.1 Types of Options and Shares.  Options granted under this Plan and subject to this Section 6 shall be NQSOs.

6.2 Eligibility.  Options subject to this Section 6 shall be granted only to Outside Directors. An Outside Director who is elected or reelected as a member of the Board will be eligible to receive an option grant under this Section 6.

6.3 Grant for Initial Election or Appointment.  Each Outside Director who is first elected or appointed as a member of the Board on or after the 2006 annual meeting of shareholders will automatically be granted an option for 25,000 Shares (an “Initial Election Grant”) on the date such Outside Director is first elected or appointed as a member of the Board.

6.4 Annual Grants.  On the date of the first meeting of the Board immediately following each annual meeting of shareholders of the Company beginning with the 2006 annual meeting (even if held on the same day as the meeting of shareholders), the Company shall grant each Outside Director then in office for longer than six months, an option for 12,500 Shares (an “Annual Grant”).

6.5 Discretionary Grant.  The Board may make discretionary grants to any Outside Director (a “Discretionary Grant”).

6.6 Vesting and Exercisability.  The date an Outside Director receives an Initial Election Grant or an Annual Grant is referred to in this Plan as the “Start Date” for such option.

(a) Initial Election Grants.  Except as set forth in Section 21.4, each Initial Election Grant will vest and become exercisable as to 8,333 of the Shares on each one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(b) Annual Grants.  Except as set forth in Section 21.4, each Annual Grant will vest and become exercisable as to 12,500 of the Shares on the one-year anniversary of the Start Date, so long as the Outside Director continuously remains a director of the Company.

(c) Discretionary Grants.  Except as set forth in Section 21.4, Discretionary Grants shall vest and be exercisable as determined by the Board.

6.7 Exercise Price.  The exercise price of an option grant to an Outside Director shall be the Fair Market Value of the Shares at the time that the option is granted.

7. RESTRICTED STOCK AWARDS.

7.1 Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

7.2 Restricted Stock Purchase Agreement.  All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty (30) days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise. The Restricted Stock Award, Plan and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.

7.3 Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and, may be less than Fair Market Value (but not less than the par value of the Shares when required by law) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 12 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company, as communicated and made available to Participants.

7.4 Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

7.5 Termination During Performance Period.  Except as may be set forth in the Participant’s Restricted Stock Purchase Agreement, vesting ceases on such Participant’s Termination Date.

8. STOCK BONUS AWARDS.

8.1 Awards of Stock Bonuses.  A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award.

8.2 Terms of Stock Bonus Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

8.3 Form of Payment to Participant.  The Stock Bonus Award will be paid to the Participant currently. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

8.4 Termination of Participant.  In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.

9. STOCK APPRECIATION RIGHTS.

9.1 Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in a SAR Agreement). The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

9.2 Terms of SARs.  The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted but may not be less than Fair Market Value on the date of grant. A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria.

9.3 Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.

9.4 Form and Timing of Settlement.  The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

10. RESTRICTED STOCK UNITS.

10.1 Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

10.2 Terms of RSUs.  The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, and the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

10.3 Form and Timing of Settlement.  The portion of a RSU being settled shall be paid currently. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

11. PERFORMANCE SHARES.

11.1 Awards of Performance Shares.  A Performance Share Award is an award to an eligible person denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Shares shall be made pursuant to a Performance Share Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.

11.2 Terms of Performance Shares.  The Committee will determine, and each Performance Share Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect on each award of Performance Shares of the Participant’s Termination. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the applicable performance goals to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.

11.3 Form and Timing of Settlement.  The portion of an award of Performance Shares being settled shall be paid currently.

12. PAYMENT FOR SHARE PURCHASES.

12.1 Payment.  Payment for Shares purchased pursuant to this Plan may be made in cash (by check) or, where expressly approved for the Participant by the Committee and where permitted by law:

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares that either: (1) have been owned by the Participant for more than six (6) months and have been paid for within the meaning of SEC Rule 144 (and, if such shares were purchased from the Company by use of a promissory note, such note has been fully paid with respect to such shares); or (2) were obtained by the Participant in the public market;

(c) by waiver of compensation due or accrued to the Participant for services rendered to the Company or a Parent or Subsidiary of the Company;

(d) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s Common Stock exists:

(i) through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(ii) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(e) by any combination of the foregoing; or

(f) by any other method approved by the Board.

13. WITHHOLDING TAXES.

13.1 Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such Shares. Whenever, under this Plan, payments in satisfaction of Awards are to be made in cash, such payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

13.2 Stock Withholding.  When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may in its sole discretion allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose will be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.

14. TRANSFERABILITY.

14.1 General Rule.  Except as otherwise provided in this Section 14, no Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process.

14.2 All Awards other than NQSOs.  All Awards other than NQSOs shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees.

14.3 NQSOs.  Unless otherwise restricted by the Committee, an NQSO shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, (B) the Participant’s guardian or legal representative, (C) a Family Member of the Participant who has acquired the NQSO by “permitted transfer;” and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees. “Permitted transfer” means, as authorized by this Plan and the Committee in an NQSO, any transfer effected by the Participant during the Participant’s lifetime of an interest in such NQSO but only such transfers which are by gift or domestic relations order. A permitted transfer does not include any transfer for value and neither of the following are transfers for value: (a) a transfer under a domestic relations order in settlement of marital property rights or (b) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members or the Participant in exchange for an interest in that entity.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends.  No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant. After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are restricted stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the restricted stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Exercise Price pursuant to Section 15.2.

15.2 Restrictions on Shares.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Exercise Price, as the case may be.

16. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the

Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. EXCHANGE AND BUYOUT OF AWARDS.  The repricing of Options or SARs is not permitted without prior stockholder approval. Repricing is defined as the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel, substitute, buyout or exchange outstanding Options or SARS in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs. The Committee may, at any time or from time to time authorize the Company, in the case of an Option or SAR exchange with stockholder approval, and with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), to pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time, with or without cause.

21. CORPORATE TRANSACTIONS.

21.1 Dissolution or Liquidation.  Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Participant at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, all Awards will terminate immediately prior to the consummation of such proposed action.

21.2 Merger or Asset Sale.  Except for automatic grants to Outside Directors pursuant to Section 6 hereof, in the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company:

(a) Awards.  Each Award shall be assumed or an equivalent award substituted by the successor corporation (including as a “successor” any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall have the right to exercise the Award as to all of the shares of Common Stock covered by the Award, including Shares as to which it would not otherwise be exercisable. If an Award is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to the Award, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

(b) Shares Subject to Right of Repurchase.  Any Shares subject to a Right of Repurchase of the Company, as described in Section 15.2 herein, shall be exchanged for the consideration (whether stock, cash, or other securities or property) received in the merger or asset sale by the holders of Common Stock for each share held on the effective date of the transaction, as described in the preceding paragraph. If in such exchange the Participant receives shares of stock of the successor corporation or a parent or subsidiary of such successor corporation, and if the successor corporation has agreed to assume or substitute for Awards as provided in the preceding paragraph, such exchanged shares shall continue to be subject to such Right of Repurchase. If, as provided in the preceding paragraph, the Participant shall have the right to exercise an Award as to all of the shares of Common Stock covered thereby, all Shares that are subject to a Right of Repurchase of the Company shall be released from such Right of Repurchase and shall be fully vested.

21.3 Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an award, such new Award may be granted with a similarly adjusted Exercise Price.

21.4 Outside Directors Options.  Notwithstanding any provision to the contrary, in the event of a dissolution or liquidation described in Section 21.1 or a merger or asset sale described in Section 21.2, the vesting of all options granted to Outside Directors pursuant to Section 6 of this Plan will accelerate and such options will become exercisable in full prior to the consummation of such event at such times and on such conditions as the Committee determines, and must be exercised, if at all, within three (3) months of the consummation of said event. Any options not exercised within such three-month period shall expire.

22. ADOPTION AND SHAREHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board and upon receiving approval of the Company’s shareholders shall become effective (the “Effective Date”).

23. TERM OF PLAN/GOVERNING LAW.  Unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the date this Plan is adopted by the Board. This Plan and all agreements thereunder shall be governed by and construed in accordance with the laws of the State of California.

24. AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

27. DEFINITIONS.  As used in this Plan, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary of the Company, or (c) a failure to materially perform the customary duties of employee’s employment.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Cepheid or any successor corporation.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Family Member” includes any of the following:

(a) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption;

(b) any person (other than a tenant or employee) sharing the Participant’s household;

(c) a trust in which the persons in (a) and (b) have more than fifty percent of the beneficial interest;

(d) a foundation in which the persons in (a) and (b) or the Participant control the management of assets; or

(e) any other entity in which the persons in (a) and (b) or the Participant own more than fifty percent of the voting interest.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Option Agreement” means, with respect to each Option, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Option.

“Outside Director” means a member of the Board who is not an employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means a person who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

•	Net revenue and/or net revenue growth;

•	Earnings per share and/or earnings per share growth;

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

•	Operating income and/or operating income growth;

•	Net income and/or net income growth;

•	Total stockholder return and/or total stockholder return growth;

•	Return on equity;

•	Operating cash flow return on income;

•	Adjusted operating cash flow return on income;

•	Economic value added;

•	Individual business objectives; and

•	Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 11 of the Plan.

“Performance Share Agreement” means an agreement evidencing a Performance Share Award granted pursuant to Section 11 of the Plan.

“Plan” means this Cepheid 2006 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.

“Restricted Stock Award” means an award of Shares pursuant to Section 7 of the Plan.

“Restricted Stock Purchase Agreement” means an agreement evidencing a Restricted Stock Award granted pursuant to Section 7 of the Plan.

“Restricted Stock Unit” means an Award granted pursuant to Section 10 of the Plan.

“RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 10 of the Plan.

“SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 9 of the Plan.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock reserved for issuance under this Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 9 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus Agreement” means an agreement evidencing a Stock Bonus Award granted pursuant to Section 8 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means “Unvested Shares” as defined in the Award Agreement.

PROXY
CEPHEID
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
March 25, 2008
           The undersigned shareholder of Cepheid hereby appoints John L. Bishop and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on February 29, 2008, at the annual meeting of shareholders of Cepheid to be held on April 24, 2008 (the “Annual Meeting”) at 1:00 p.m. at Cepheid’s principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089 and any adjournments or postponements thereof.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

☑ Please mark votes as in this example
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

1. To elect three Class III directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as directors:	Vote FOR all the nominees (except as directed to the contrary) Vote WITHHELD from all nominees	☐ ☐
Robert J. Easton
Mitchell D. Mroz
Hollings C. Renton
INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name in the space provided below:

2. To amend and restate Cepheid’s 2006 Equity Incentive Plan.	For ☐	Against ☐	Abstain ☐

3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2008.	For ☐	Against ☐	Abstain ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

MARK HERE IF YOU PLAN ON ATTENDING THE SHAREHOLDER MEETING ☐	Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature: Date:	Signature: Date:

Print Name:	Print Name: